Exhibit 10.46
PURCHASE AND SALE AGREEMENT

Between

THE DIME SAVINGS BANK OF WILLIAMSBURGH,
as Seller,

and

HAVEMEYER OWNER BB LLC,
as Purchaser

Dated: April 14, 2016

i

ARTICLE VI

RESERVED		13
ARTICLE VII

“AS IS” SALE		14

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PURCHASER		15

8.1	Authority	15
8.2	Bankruptcy or Debt of Purchaser	15
8.3	No Financing Contingency	15
8.4	Purchaser’s Acknowledgment	16
8.5	Patriot Act	16

ARTICLE IX

SELLER’S INTERIM OPERATING COVENANTS		18

9.1	Operations	18
9.2	Maintain Insurance	18
9.3	Notices of Violation; Other Notices	18
9.4	Permits and Licenses	18
9.5	Casualty and Condemnation	18
9.6	Leases	18
9.7	Zoning	19
9.8	Subdivision	19

ARTICLE X

CLOSING CONDITIONS		19

10.1	Conditions to Obligations of Seller	19
10.2	Conditions to Obligations of Purchaser	20

ARTICLE XI

CLOSING		21

11.1	Seller’s Closing Obligations	21
11.2	Intentionally Omitted	22
11.3	Purchaser’s Closing Obligations	22

ARTICLE XII

RISK OF LOSS		23

12.1	Casualty	23
12.2	Condemnation	23
12.3	General Obligations Law	24

ARTICLE XIII

DEFAULT		24

13.1	Default by Seller	24
13.2	Default by Purchaser	25

ARTICLE XIV

BROKERS		25

14.1	Brokerage Indemnity	25

ARTICLE XV

PUBLICATION AND CONFIDENTIALITY		26

15.1	Publication	26
15.2	Confidentiality	26

ARTICLE XVI

RESERVED		26

ARTICLE XVII

MISCELLANEOUS		26

17.1	Notices	26
17.2	Governing Law; Venue	28
17.3	Headings	28
17.4	Business Days	28
17.5	Counterpart Copies	28
17.6	Binding Effect	28
17.7	Successors and Assigns	28
17.8	Assignment	29
17.9	Interpretation	29
17.10	Entire Agreement	29
17.11	Severability	29
17.12	Survival	29

17.13	Exhibits	30
17.14	Limitation of Liability	30
17.15	Prevailing Party	30
17.16	Real Estate Reporting Person	30
17.17	No Recording	30
17.18	No Other Parties	30
17.19	Waiver of Trial by Jury	30
17.20	Cooperation	31

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	–	Land
Exhibit B	–	Wire Instructions
Exhibit C	–	Form of Owner’s Affidavit
Exhibit D-1	–	Form of Deed
Exhibit D-2	–	Form of General Assignment
Exhibit E	–	Reserved
Exhibit F	–	Form of FIRPTA Certificate
Exhibit G	–	Reserved
Exhibit H	–	Reserved
Exhibit I	–	Form of Lease
Exhibit J	–	Form of Stipulation
Exhibit K	–	Form of Purchaser’s Representation Certificate
Exhibit L	–	Form of Declaration of Restrictions

Schedules:

Schedule 5.1.3	–	Permitted Exceptions
Schedule 6.1.3	–	Existing Contracts
Schedule 9.2	–	Description of Insurance Policies

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of April, 2016 by and between THE DIME SAVINGS BANK OF WILLIAMSBURGH, a New York State chartered Savings Bank (“Seller”), and HAVEMEYER OWNER BB LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the fee simple owner of that certain parcel of real property lying and being situated in the Borough of Brooklyn, City of New York, County of Kings, State of New York, at Block 2447, Lot 36, and commonly known as 209 Havemeyer Street, Brooklyn, New York, as further described in Exhibit A attached hereto (the “Land”);

WHEREAS, upon the terms and conditions set forth in this Agreement, Seller desires to sell, and Purchaser desires to acquire, the Land, all Improvements (as hereinafter defined) therein, the Real Property (as hereinafter defined), the Intangible Property (as hereinafter defined) and all liabilities, obligations and undertakings arising in connection therewith from and after the Closing (as hereinafter defined), except to the extent otherwise provided in the Lease and the Stipulation (as hereinafter defined), subject in all respects to such matters as are described or provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

SALE OF PROPERTY

1.1          Sale. Subject to and in accordance with the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

1.1.1          The Land and buildings, structures, fixtures and improvements thereon (collectively, the “Improvements”);

1.1.2          The land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private in front of or adjoining the Land or any portion thereof, to the center line thereof, and any strips and gores adjacent to the Land or any portion thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu of the foregoing or any portion thereof and, subject to the terms hereof, in and to any unpaid award for damage to the Land and Improvements or any portion thereof by reason of any change of grade of any street or any closing of any street, road or avenue;

1.1.3          The rights, privileges, grants and easements appurtenant to the Land, if any, including, without limitation, all development rights, air rights, and all of Seller’s right, title and interest, if any, in and to all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land (the Land, Improvements and property described in Section 1.1.2 and Section 1.1.3, collectively, the “Real Property”); and

1.1.4          All (i) guarantees, licenses, approvals, certificates, permits, consents, authorizations, variances and warranties and other intangible property relating to the Real Property and (ii) all plans, drawings, specifications, surveys and other technical descriptions relating to the Real Property to the extent in Seller’s possession or control (collectively, the “Intangible Property”).

1.2          Excluded Property.

1.2.1          Any service contracts, utility agreements, maintenance agreements and other similar contracts or agreements, and any union or other collective bargaining contracts (a) currently in effect with respect to the Property (collectively, the “Existing Contracts”) or (b) entered into after the date hereof in accordance with the terms of this Agreement (collectively, the “New Contracts”; the Existing Contracts and New Contracts are referred to herein as, collectively, the “Contracts”), if any;

1.2.2          Except as expressly set forth in this Agreement, all rights and interests and obligations of Seller as owner of the Property arising prior to the Closing (including, without limitation, tax refunds, casualty and condemnation proceeds, tenant security deposits applied in accordance with the terms of this Agreement, utility deposits and rental arrearages) and attributable to periods prior to the Closing;

1.2.3          Except as expressly set forth in this Agreement, any cause of action or claim of, or against, Seller existing as of Closing; and

1.2.4          All fixtures, machinery, equipment and personal property that Seller is permitted to remove from the Demised Premises (as such term is defined in the Lease) pursuant to the terms of the Stipulation.

1.3          Reserved.

1.4          Access to Property. Purchaser or any other party designated by Purchaser, and their respective agents, shall have the right to enter the Property at all reasonable times, upon reasonable prior notice (which notice may be oral), to (i) examine the Property, (ii) show it to prospective mortgagees, lessees and their respective agents and representatives or others provided that Seller shall have the right to accompany Purchaser and any such interested party at all times while the same are in the Property, and (iii) to conduct visual but non-invasive inspections and testing with respect to the Property (including, without limitation, an architectural survey and an asbestos (ACP5/7) survey, but excluding any Phase II testing, soil or ground borings, engineering testing or testing for environmental conditions such as asbestos, radon or other hazardous substances or similar invasive testing); provided, however, that the same (a) shall be scheduled reasonably in advance with Seller, (b) shall not unreasonably interfere with the conduct of Seller’s business operations, (c) shall be conditioned on Purchaser procuring and maintaining liability insurance, in the form and in the amount customarily carried in connection with the performance of such activities and reasonably satisfactory to Seller, (d) shall not occur in any Secure Areas (as defined below), (e) if requested by Seller, shall occur during non-business hours or weekends, and (f) if requested by Seller, shall be performed pursuant to an access agreement in substantially the same form as the access agreement entered into by Seller and Purchaser’s affiliate pursuant to the Other PSA, including with indemnifications provided by Purchaser, Tavros Capital Partners and Charney Construction. It is acknowledged that Seller may, from time to time, have certain security or confidentiality requirements such that portions of the Property shall be locked and inaccessible to all persons unless specifically authorized by Seller (any such areas, the “Secure Areas”). Notwithstanding anything to the contrary contained herein, it is agreed that Purchaser’s right of access to any Secure Areas shall be permitted in the sole and absolute discretion of Seller.

ARTICLE II

PURCHASE PRICE

2.1          Purchase Price. The purchase price for the Property shall be Twelve Million Three Hundred Thousand Dollars ($12,300,000.00) (the “Purchase Price”). No portion of the Purchase Price is attributable to any personal property included in the transactions. The Purchase Price, net of all prorations and adjustments as provided for herein, shall be paid by Purchaser as follows:

2.1.1          Eight Hundred Thousand Dollars ($800,000.00) of the Purchase Price (the “Initial Deposit”) shall be deposited with Stewart Title Insurance Company, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available federal funds pursuant to the wire transfer instructions set forth on Exhibit B attached hereto, simultaneously with the execution and delivery of this Agreement by Purchaser;

2.1.2          Four Hundred and Thirty Thousand Dollars ($430,000.00) of the Purchase Price (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) shall be deposited with the Escrow Agent, by wire transfer of immediately available federal funds pursuant to the wire transfer instructions set forth on Exhibit B attached hereto, on or before the date which is one hundred and eighty (180) days after the date hereof, TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to fund the Additional Deposit; and

2.1.3          The difference between the Purchase Price and the Deposit          (the “Balance of the Purchase Price”), subject to such apportionments and adjustments as are provided herein, shall be paid on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds to, or as directed by, Seller simultaneously with the delivery of the Deed (as hereinafter defined).

The Deposit shall be held in escrow and shall be payable in accordance with Article III hereof.

ARTICLE III

DEPOSIT

3.1          Deposit. Concurrently with the execution of this Agreement, and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deposit with the Escrow Agent the Deposit, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. The Deposit and Interest (as hereinafter defined) accrued thereon shall be held in escrow, and not in trust, by the Escrow Agent at a banking institution approved by Seller.

3.2          Application of Deposit.

3.2.1          If the Closing occurs, then the Deposit shall be paid to Seller and applied against the Purchase Price and the accrued interest on the Deposit (“Interest”), if any, shall, at Purchaser’s election, (i) be paid to Seller and credited against the Balance of the Purchase Price or (ii) be paid to Purchaser.

3.2.2          In the event that the Closing does not occur because of a default by Purchaser under this Agreement and Seller elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Seller pursuant to Section 13.2 hereof.

3.2.3          In the event that the Closing does not occur because of a default by Seller under this Agreement, or in the event that any of the closing conditions set forth in this Agreement are not satisfied, and Purchaser elects to terminate this Agreement as a result thereof, the Deposit and all Interest shall be paid to and retained by Purchaser pursuant to Section 13.1 hereof.

3.2.4          The party receiving the Interest shall pay any income taxes thereon. Seller and Purchaser shall each provide the other with its respective tax identification number promptly after the date of this Agreement.

3.2.5          If either party makes a demand upon the Escrow Agent for delivery of the Deposit and Interest, the Escrow Agent shall promptly give notice to the other party of such demand.  If a notice of objection to the proposed payment is not received by the Escrow Agent from the other party within ten (10) calendar days of its receipt of notice from the Escrow Agent, the Escrow Agent is hereby authorized to deliver the Deposit and all Interest to the party that made the demand. If the Escrow Agent receives a notice of objection within said ten (10) calendar day period, then the Escrow Agent shall have the right, at its option, to either (A) continue to hold the Deposit and Interest and thereafter pay it to the party entitled thereto when the Escrow Agent (i) receives a written notice from the objecting party withdrawing the objection, (ii) receives a written notice signed by both parties directing disposition of the Deposit and Interest or (iii) receives a final judgment or order of a court of competent jurisdiction or (B) deposit the same with a court of competent jurisdiction in the State of New York, and Escrow Agent shall rely upon the decision of such court or a written statement executed by both Seller and Purchaser setting forth how the Deposit and Interest should be released.

3.3          Escrow Agent. The parties further agree that:

3.3.1          The Escrow Agent is executing this Agreement to acknowledge the Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties hereto. Any amendment to this Agreement that is not signed by the Escrow Agent shall be effective as to the parties thereto, but shall not be binding on the Escrow Agent.  Escrow Agent shall accept the Deposit with the understanding of Seller and Purchaser that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.

3.3.2          The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

3.3.3          The Escrow Agent shall not be bound in any way by any other agreement or understanding between Seller and Purchaser, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent by Escrow Agent is given in writing.

3.3.4          The Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Deposit and Interest accrued thereon in accordance with this Agreement.

3.3.5          The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent.

3.3.6          Upon the disbursement of the Deposit and Interest in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

3.3.7          The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to Seller and Purchaser. If, prior to the effective date of such resignation, Seller and Purchaser shall each have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Deposit and Interest to such successor escrow agent. From and after such resignation and the delivery of the Deposit and Interest accrued thereon to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason, Seller and Purchaser shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Deposit and Interest with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

3.3.8          Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including reasonable attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement as escrow agent or in carrying out the terms of this Agreement as escrow agent, except as a result of the Escrow Agent’s gross negligence, bad faith or willful misconduct.

3.3.9          Subject to the provisions of Section 3.2.5, in the event that a dispute arises in connection with this Agreement, or as to the rights of either Seller or Purchaser in and to, or the disposition of, the Deposit and Interest, the Escrow Agent shall have the right to (w) hold and retain the Deposit and Interest until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit and Interest with an appropriate court of law, following which the Escrow Agent shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties hereto in any action or proceeding which may be brought to determine the rights of Seller and Purchaser to all or any part of the Deposit and Interest.

3.3.10       The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Deposit or Interest by reason of the insolvency or other action or omission of the institution of depository with whom the applicable escrow account is maintained.

3.3.11        Escrow Agent shall not be liable or responsible for any failure, refusal or inability of the depository into which the Deposit is deposited to pay the Deposit at Escrow Agent’s direction, or for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Escrow Agent shall not be responsible for any interest except for such interest as is actually received (which interest received shall be added to and considered part of the Deposit), nor shall Escrow Agent be responsible for the loss of any interest arising from the closing of any account or the sale of any certificate of deposit or other instrument prior to maturity.

ARTICLE IV

CLOSING, PRORATIONS AND CLOSING COSTS

4.1          Closing.

4.1.1          The closing of the purchase and sale of the Property (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, at 2:00 p.m. local time, or, if Purchaser’s lender requests, at the offices of Purchaser’s lender or its counsel located in New York, New York, on the first Business Day occurring after the one (1) year anniversary of the date hereof, TIME BEING OF THE ESSENCE (such date, or the date to which such date is adjourned pursuant to the express written terms hereof, the “Scheduled Closing Date”), subject to any adjournments as expressly permitted under this Agreement. For the avoidance of doubt, each of Seller and Purchaser acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the performance by Purchaser and Seller of their respective obligations to close the transactions contemplated hereunder on the Scheduled Closing Date (as the same may be adjourned in accordance with the terms hereof).

4.1.2          As used herein the term “Closing Date” shall mean the date on which the Closing actually occurs. In order to facilitate the timely and expeditious closing of title and the payment of the Purchase Price on the Closing Date, Seller and Purchaser shall conduct and complete a comprehensive pre-closing on the Business Day or Business Days (as may be necessary) prior to the Closing Date.

4.2          Prorations. Except as otherwise provided under this Agreement, in consideration of the Lease and the Stipulation to be entered into at Closing pursuant to the terms hereof by Seller (in such capacity, “Tenant”), and Tenant’s obligations under the Lease and the Stipulation, there shall be no prorations, credits or adjustments hereunder of any items, including, without limitation, rents, additional rents, real estate taxes and assessments, personal property taxes, business improvement district assessments and charges, vault charges and special assessments, charges for telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills, insurance premiums, fees and other amounts payable under the licenses and permits or any other operating or administrative expenses relating to the Property, it being the intention of the parties that all such charges remain the sole obligation and responsibility of Tenant after Closing pursuant to, and to the extent specifically provided in, the terms of the Lease and the Stipulation. Seller and Purchaser acknowledge that such prorations shall be made pursuant to Section 21.6 of the Lease upon the expiration or earlier termination thereof.

4.3         Transfer Taxes. Seller shall pay at Closing all transfer taxes imposed upon the conveyance of the Property hereunder pursuant to Section 1402 of the New York State Tax Law and Title 11 of Chapter 21 of the Administrative Code of the City of New York (the “Transfer Taxes”) and agrees to indemnify and hold Purchaser harmless with respect to any loss, cost, cause of action or claim of any nature relating thereto.  Seller shall file or cause to be filed all necessary tax returns with respect to all such Transfer Taxes and, to the extent required by applicable law, Purchaser will join in the execution of any such tax returns. The provisions of this Section 4.3 shall survive the Closing.

4.4          Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable in connection with the transactions contemplated hereunder, Purchaser agrees that Purchaser shall pay any and all New York State and New York City sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder (but not any such taxes which are attributable to any period prior to the Closing Date, which shall be Seller’s obligation). Purchaser shall file all necessary tax returns with respect to all such taxes and Seller will cooperate with Purchaser’s efforts with respect to such sales and use taxes and related filings, including by filing such forms as requested by Purchaser and joining in the execution of any such tax returns.  There shall be no allocation of the Purchase Price to any personal property included in the transactions contemplated hereunder. The provisions of this Section 4.4 shall survive the Closing.

4.5          Closing Costs.

4.5.1          Purchaser shall pay all recording fees and charges associated with the recordation of the Deed, other than the Transfer Taxes which are payable by Seller under Section 4.3 and other than any recording fees and charges in connection with the satisfaction, discharge and other release documents for all title matters that are not Permitted Exceptions (as hereinafter defined). Seller shall pay all recording fees and charges in connection with the satisfaction, discharge and other release documents for all title matters that are not Permitted Exceptions. Purchaser shall pay all title insurance premiums, title examination fees and survey costs incurred by Purchaser. Seller and Purchaser shall each pay 50% of all escrow fees, if any. All other costs, fees, expenses and charges of any kind incident to the sale and conveyance of the Property from Seller to Purchaser, including attorneys’ fees and consultants’ fees (except as otherwise provided in Section 17.15), shall be borne by the party incurring the same.

ARTICLE V

TITLE AND SURVEY MATTERS

5.1      Title.

5.1.1          Purchaser’s Title Commitment and Survey. Purchaser shall, at its sole cost and expense, within five (5) Business Days from the date hereof, order a title insurance commitment for an owner’s policy of title insurance for the Property (“Purchaser’s Title Commitment”) from Stewart Title Insurance Company (“Purchaser’s Title Company”), setting forth the status of title to the Property and any defects in or objections or exceptions to title to the Property, together with true and correct copies of all instruments giving rise to such defects, objections or exceptions. Purchaser shall instruct Purchaser’s Title Company to forward a copy of Purchaser’s Title Commitment and any updates thereof to Seller’s attorney simultaneously with (or promptly after) the issuance thereof to Purchaser. Seller has delivered to Purchaser a copy of a survey of the Property by New York City Land Surveyors, PC (“Surveyor”), dated February 24, 2016 (the “Survey”). Purchaser may, at its sole cost and expense, order an updated Survey or survey inspection from the Surveyor. Purchaser shall instruct the Surveyor to forward a copy of any updated Survey or survey inspection and any further updates thereof to Seller’s attorney and Purchaser’s Title Company simultaneously with (or promptly after) the issuance thereof to Purchaser.

5.1.2          Title Objections.  (a) If Purchaser’s Title Commitment, the Survey or any update of either the Survey or Purchaser’s Title Commitment shall reveal or disclose any defects, objections or exceptions in the title to the Property which are not Permitted Exceptions (as hereinafter defined) and to which Purchaser objects (“Title Objections”), then Purchaser (or Purchaser’s counsel) shall notify Seller (or Seller’s counsel) of such Title Objections in writing (“Exception Notice”) within ten (10) Business Days of Purchaser’s receipt of Purchaser’s Title Commitment and the Survey or within five (5) Business Days of Purchaser’s receipt of any update of Purchaser’s Title Commitment or the Survey, as applicable (but in any event prior to the Closing Date).

(b)         If Purchaser does not notify Seller in writing of any such Title Objections within the time period set forth in this Section 5.1.2, then Purchaser shall be deemed to have accepted the applicable matter as reflected in Purchaser’s Title Commitment and any updates received by Purchaser, and Purchaser shall be deemed to have waived any claims, defects or exceptions which it might otherwise have raised with respect to the matters reflected therein and the same shall be deemed to be Permitted Exceptions for all purposes of this Agreement.

5.1.3          Permitted Exceptions to Title. Subject to the terms and provisions of this Agreement, the Property shall be sold and conveyed subject only to the following exceptions to title (the “Permitted Exceptions”):

(a)         All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinabove provided or which are made Seller’s obligation under the Lease and the Stipulation;

(b)         Any state of facts shown on the Survey (other than any Title Objections that Seller is expressly obligated pursuant to the terms hereof to remove prior to Closing);

(c)         all laws, ordinances, rules and regulations of any Governmental Authority (as hereinafter defined), as the same now exist or may be hereafter modified, supplemented, promulgated, meted or issued including, without limitation, any designation by the New York City Landmarks Preservation Commission and any zoning or land use laws;

(d)         the right, lack of right or restricted right of any owner of the Property to construct and/or maintain (and the right of any Governmental Authority to require the removal of) any vault or vaulted area, in or under the streets, sidewalks or other areas abutting the Property, and any applicable licensing statute, ordinance and regulation, the terms of any license pertaining thereto and the lien of vault taxes, provided any such vault taxes or charges which are then due and payable are paid by Seller at Closing and any such vault taxes or charges which are not then due and payable are apportioned as provided in this Agreement (or are made Seller’s obligation under the Stipulation);

(e)         all presently existing and future liens of real estate assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not, as of the Closing, due and payable and are apportioned as provided in this Agreement;

(f)          all violations of laws, ordinances, orders,  requirements or regulations of any Governmental Authority, having jurisdiction with respect to the Property whether or not noted in the records of, or issued by, any Governmental Authority, existing on the Closing Date or hereafter issued or noted, but specifically not including fines or penalties resulting from such violations;

(g)         all possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property;

(h)         standard printed exclusions from coverage contained in the form of title policy or “marked-up” title commitment employed by the Purchaser’s Title Company;

(i)          such matters as the Purchaser’s Title Company shall be willing to omit as exceptions to coverage or affirmatively insure over at no cost or expense to Purchaser with respect to an owner’s policy of title insurance issued by Purchaser’s Title Company on the Closing Date and the title insurance policy for Purchaser’s lender;

(j)          minor variations between the tax lot lines and the description of the Land set forth on Exhibit A attached hereto and made a part hereof;

(k)         all utility easements of record;

(l)          the exceptions set forth on Schedule 5.1.3;

(m)        any matter that is deemed a Permitted Exception in accordance with Section 5.1.2(b) of this Agreement;

(n)         any liens, encumbrances and other matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser;

(o)         any exception not included in the Purchaser’s Exception Notice (hereinafter defined) or deemed to be a Permitted Exception pursuant to the terms hereof; and

(p)         any other matter or thing affecting title to the Property that Purchaser shall have expressly agreed in writing to accept.

5.1.4          Seller’s Title Company.  Notwithstanding the provisions of this Article V, in the event that Purchaser’s Title Company shall raise any Title Objection which is not a Permitted Exception, or notwithstanding proof or evidence delivered by Seller sufficient to permit said Title Objections to be omitted, Purchaser’s Title Company shall refuse to omit said Title Objection, Seller shall have no obligation to eliminate such Title Objection and Purchaser shall have no right to terminate the Agreement by reason of such exception if another nationally recognized title company authorized to do business in New York shall be prepared to insure title to the Property at regular rates without such Title Objection and the matter giving rise to such Title Objection shall be deemed to constitute a Permitted Exception hereunder, provided such nationally recognized title company agrees in writing to omit such Title Objection at no additional cost.

5.1.5          Elimination of Liens.

(a)         Notwithstanding anything in this Article V to the contrary, Seller shall be obligated to obtain the release, satisfaction and otherwise discharge of record (or with respect to (1) below, an assignment to Purchaser’s lender, if requested by Purchaser) prior to Closing (1) the lien of any mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness secured by the Property, (2) a mechanics’ or materialmans’ lien (including any broker’s lien), a judgment lien, or any other lien that results from the failure of Seller to pay a claim for work performed or labor or materials furnished (other than with the prior written approval of Purchaser), (3) any encumbrances voluntarily recorded or otherwise placed by Seller against the Property on or following the date hereof without the prior written approval by Purchaser (items (1)-(3), the “Required Removal Encumbrances”), and (4) any other lien, judgment or other encumbrance that would not fall within the definition of a Required Removal Encumbrance, that is not a Permitted Exception and which can be satisfied by the payment of a liquidated sum not in excess of $200,000 in the aggregate (such amount, the “Other Liens Cap”) for all such other liens (the items described in the preceding subclause (4) being “Other Liens”). Seller, in its discretion, may adjourn the Closing Date for up to sixty (60) days in the aggregate in order to eliminate any Other Liens (which are not Permitted Exceptions); provided, however, that in no event shall Seller be permitted to adjourn the Closing Date pursuant to the terms of this Section 5.1.45 to a date which is more than one (1) year from the date hereof. In lieu of eliminating any title defects which are not Permitted Exceptions which Seller shall be required, pursuant to the express terms hereof, to eliminate under this Agreement, Seller may deposit with Purchaser’s Title Company such amount of money as may be determined by Purchaser’s Title Company as being sufficient to induce Purchaser’s Title Company, without the payment of any additional premium or at any cost to Purchaser, to omit such title defects which are not Permitted Exceptions from Purchaser’s title insurance policy and the title insurance policy for Purchaser’s lender. If, as of the Closing Date, there are any title defects (which are not Permitted Exceptions or are not otherwise omitted from Purchaser’s title insurance policy without the payment of additional premiums or cost to Purchaser), then, subject to Seller’s right to adjourn, upon at least five (5) Business Days’ prior notice to Purchaser (or such lesser period during the five (5) Business Days prior to the Scheduled Closing Date), the Closing Date for up to sixty (60) days in the aggregate in order to eliminate any such title defects (but in no event beyond the date which is one (1) year after the date hereof), Purchaser shall have the right (as its sole and exclusive remedy with respect to such matters) either (I) to terminate this Agreement by delivering notice thereof to Seller, in which event Purchaser shall be entitled to the return of the Deposit and Interest and its rights pursuant to Section 13.1 of this Agreement, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement, or (II) to waive, in writing, its objection thereto and consummate the Closing, in which event (i) such title defects shall thereupon constitute Permitted Exceptions for all purposes of this Agreement and (ii) Seller shall be obligated, at Closing, to remove any Required Removal Encumbrances which are not Permitted Exceptions and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in an amount equal to the sum of (x) the amount necessary to discharge of record and/or satisfy all of the Required Removal Encumbrances and (y) the lesser of (A) the amount necessary to discharge of record and/or satisfy all of the unsatisfied Other Liens or (B) the Other Liens Cap. Notwithstanding the foregoing, Seller shall have an obligation hereunder to discharge and/or satisfy all Required Removal Encumbrances and Other Liens (subject to the cap on Other Liens set forth herein) at or prior to Closing and Seller’s failure to do so shall constitute a material default by Seller and the provisions of Section 13.1 shall apply; provided, that Purchaser may, at Purchaser’s sole discretion, proceed to the Closing and accept a credit against the Purchase Price equal to the sum of (x) the amount necessary to discharge of record and/or satisfy all of the Required Removal Encumbrances and (y) the lesser of (A) the amount necessary to discharge of record and/or satisfy all of the unsatisfied Other Liens or (B) the Other Liens Cap.

(b)         Notwithstanding anything in clause (a) hereof to the contrary, Purchaser may (in its sole discretion) accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof, except as set forth in Section 5.1.5(a), or any claim against Seller. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival, if any.

5.1.6          Payment from Balance of the Purchase Price.  Any Required Removal Encumbrances or Other Liens, together with the cost of recording or filing any instruments necessary to discharge such Required Removal Encumbrances or Other Liens, may, in Seller’s discretion, be paid out of the proceeds of the Balance of the Purchase Price payable at the Closing. Seller hereby agrees to deliver to Purchaser, at least three (3) Business Days prior to the Closing Date, instruments in recordable form sufficient, in Purchaser’s and Purchaser’s Title Company’s reasonable discretion, to discharge any such Required Removal Encumbrances.  Upon request of Seller, delivered to Purchaser no later than three (3) Business Days prior to the Closing, Purchaser shall instruct the Escrow Agent to apply closing funds to the order of the holder of any such Required Removal Encumbrances or Other Liens, and including any interest and/or penalties, (the “Encumbrance Release Funds”) and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in the amount of such Encumbrance Release Funds.

5.1.7          Affidavits.  If Purchaser’s Title Commitment discloses judgments, bankruptcies or other returns against persons having names the same as or similar to that of Seller, then Seller, upon request, shall deliver to Purchaser’s Title Company affidavits, in form reasonably acceptable to Purchaser’s Title Company and to Seller, stating that such judgments, bankruptcies or other returns are not against such Seller. In addition, at Closing, Seller shall deliver an Owner’s Affidavit in the form attached hereto as Exhibit C.

5.2           Violations.  Purchaser agrees to purchase the Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property (collectively, “Violations”), or any condition or state of repair or disrepair existing as of the date hereof (including those Violations disclosed by Seller to Purchaser in writing). Purchaser shall accept the Property subject to all Violations, the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. Notwithstanding anything hereinabove to the contrary, (i) any liens, fines, penalties and/or judgments resulting from such Violations shall be governed by Section 5.1.45 above and (ii) if the amounts of any such liens, fines, penalties or judgments resulting from such Violations (together with any Other Liens) shall exceed the Other Liens Cap and the Seller elects not to pay the full amount required to discharge and/or satisfy all such liens, fines, penalties, judgments and Other Liens, then Purchaser may (in its discretion), elect (I) to terminate this Agreement by delivering notice thereof to Seller, in which event Purchaser shall be entitled to the return of the Deposit and Interest and its rights pursuant to Section 13.1 of this Agreement, and neither party shall have any obligations hereunder except those expressly stated to survive the termination of this Agreement, or (II) to consummate the Closing, in which event the parties shall proceed to Closing hereunder and Purchaser shall be entitled to a credit against the Balance of the Purchase Price in an amount equal to the Other Liens Cap.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

6.1          General Representations. Seller represents and warrants that the following matters are true and correct as of the date hereof and as of the Closing Date as follows:

6.1.1          Authority. Seller is a New York State chartered Savings Bank duly formed, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority to enter into and perform the terms of this Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing (the “Seller Closing Documents”) in accordance with their respective terms. This Agreement and the Seller Closing Documents are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, and do not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration from any other person or entity or under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

6.1.2          Leases. Neither Seller nor any of its affiliates is a party to any lease or other occupancy agreement affecting the Property (other than, at Closing, the Lease and the Stipulation) and the only occupant of the Property is Seller (and at Closing, will be the Tenant pursuant to the Lease and the Stipulation).

6.1.3          Contracts. Schedule 6.1.3 attached hereto is a true, correct and complete list of all Existing Contracts to which the Property is subject which will remain in effect after the later to occur of (x) the Closing Date and (y) the expiration of the term of the Stipulation (“Surviving Existing Contracts”). Seller has made available to Purchaser true, correct and complete copies of the Surviving Existing Contracts.

6.1.4          Purchase Rights. There are no rights of first offer to purchase, rights of first refusal to purchase, purchase options or similar rights or pertaining to the Property. Except pursuant to this Agreement, Seller has not conveyed or contracted to convey any air or development rights appurtenant to all or any portion of the Property.

6.1.5          Union.  Seller is not party to a union contract and there are no retroactive increases or other accrued and unpaid sums owed to any employee which will be binding on Purchaser.

6.2          No Survival. The express representations and warranties made in this Agreement by Seller shall merge into the Deed and shall not survive the Closing. From and after the Closing Date, (i) Seller shall have no liability for any losses, claims, costs or expenses suffered or incurred by Purchaser as a result of the inaccuracy of any of the representations or warranties of Seller set forth in Section 6.1 hereof and/or under any of the certificates of Seller updating such representations and warranties set forth in, or delivered pursuant to, this Agreement.  The terms and provisions of this Section 6.2 shall survive Closing and/or termination of this Agreement.

6.3          Representations as a Condition to Closing.  If any of the representations and warranties of Seller set forth herein above or any other representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date and with such changes as are permitted under, or result by reason of the effect of, this Agreement), then the same shall be deemed a Seller default pursuant to Section 13.1 of this Agreement; provided, however, that Purchaser’s sole remedy with respect to any such default shall be to terminate this Agreement and receive the Deposit and Interest accrued thereunder.

ARTICLE VII

“AS IS” SALE

Subject only to Seller’s covenants and indemnifications in this Agreement or any other Seller Closing Document, Purchaser shall purchase the Property in its “AS IS” condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including permitted title defects), based solely on Purchaser’s own inspection, analysis and evaluation of the Property and not in reliance on any records or other information obtained from Seller or on Seller’s behalf. Purchaser acknowledges that it is not relying on any statement or representation that has been made or that in the future may be made by Seller or any of Seller’s employees, agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operation, performance, title, or legal matters). Purchaser acknowledges that the Improvements do not have a certificate of occupancy.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following matters are true and correct as of the date hereof.

8.1          Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. This Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing have been or will be on the Closing Date duly authorized, executed and delivered by Purchaser, are the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, and do not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing will, at the time of Closing, be duly authorized, executed and delivered by Purchaser, be legal, valid and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration from any other person or entity or under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

8.2          Bankruptcy or Debt of Purchaser.  Purchaser represents and warrants to Seller that Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to Purchaser’s knowledge, suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.3          No Financing Contingency. It is expressly acknowledged by Purchaser that the transaction contemplated by this Agreement is not subject to any financing contingency and that no financing for the transaction contemplated by this Agreement shall be provided by Seller.

8.4          Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement or any other Seller Closing Document, the form of which is annexed hereto or is otherwise approved by Purchaser, including Article VI hereof, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances, designations or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act, any applicable federal, state or local landmark designations, and any rules and regulations promulgated under or in connection with any of the foregoing, (e) the habitability, merchantability or fitness for a particular purpose of the Property, (f) the current or future real estate tax liability, assessment or valuation of the Property, (g) the availability or non-availability or withdrawal or revocation of any benefits or incentives conferred by any federal, state or municipal authorities or (h) any other matter with respect to the Property, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, except as specifically provided in this Agreement or any other Seller Closing Document including Article VI hereof, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by, or on behalf of, Seller and that Purchaser has completed its due diligence review of the Property. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller, except as otherwise expressly provided herein, has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER SELLER DOCUMENT AND AS A MATERIAL INDUCEMENT TO SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS ON AN “AS IS, WHERE IS” CONDITION AND BASIS. Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this waiver as part of the negotiations for the transaction contemplated by this Agreement; and that Purchaser is represented by legal counsel in connection with the transaction by this Agreement and Purchaser has conferred with such legal counsel concerning this waiver. The terms and provisions of this Section 8.4 shall survive the Closing and/or termination of this Agreement.

8.5          Patriot Act.

8.5.1          Purchaser hereby represents and warrants that Purchaser (i) is in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act, 12 U.S.C. § 95 (a) et seq., and the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq., as the same apply to it or its activities; (ii) is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Act applicable to Purchaser; and (iii) (A) is not now, nor has ever been, under investigation by any governmental authority for, nor has been charged with or convicted of a crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any anti-money laundering laws or predicate offenses thereunder; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any anti-money laundering laws or predicate offenses thereunder; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti-terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

8.5.2          Neither Purchaser nor, to the knowledge of Purchaser, any other person owning a direct or indirect, legal or beneficial interest in Purchaser is in violation of the Executive Order or the Patriot Act.

8.5.3          Neither the Purchaser nor, to the knowledge of Purchaser, any of its constituents, investors (direct or indirect and whether or not holding a legal or beneficial interest) or affiliates, acting or benefiting, directly or indirectly, in any capacity in connection with the Property, this Agreement, or any of the transactions contemplated hereby, is: (i) listed in the Annex to, or otherwise subject to the provisions of, that certain Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”), (ii) that is named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website (http://www.treas.gov.ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list or that is named on any other Governmental Authority list issued post 9/11/2001, (iii) acting, directly or indirectly, in contravention of any AML Law or terrorist organizations or narcotics traffickers, including those persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Financial Action Task Force on Money Laundering, U.S. Office of Foreign Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, all as may be amended or superseded from time to time or (iv) that is owned or controlled by, or acting for or on behalf of, any person described in clause (i), (ii) or (iii) above.

8.5.4          To the knowledge of Purchaser, none of the funds or other assets of the Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, (i) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., (ii) The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and (iii) any executive orders or regulations promulgated thereunder, with the result that sale to Purchaser, its managing member or any non-managing member (whether directly or indirectly) is prohibited by law (an “Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in the Purchaser (whether directly or indirectly), and none of the funds of any Purchaser have been derived from any unlawful activity with the result that an investment in the Purchaser (whether directly or indirectly) or sale to the Purchaser, is prohibited by law or that execution, delivery and performance of this Agreement or any of the transactions contemplated hereby is in violation of law.

Any material breach by Purchaser of the foregoing representations and warranties shall be deemed a default by Purchaser under Section 13.2 of this Agreement and (y) the representations and warranties contained in this Article VIII shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

ARTICLE IX

SELLER’S INTERIM OPERATING COVENANTS

9.1          Operations.  Except as may be expressly provided in this Agreement, Seller agrees, at its cost and expense, to operate, maintain and manage its interest in the Property through the Closing Date or earlier termination of this Agreement in substantially the same manner as it has operated, maintained and managed the Property through the date hereof, subject to ordinary wear and tear and further subject to this Article IX. Seller shall have no obligation to make any capital replacements to the Improvements from and after the date hereof except as required to perform Seller’s obligations under any agreement to which Seller is a party. Additionally Seller shall not mortgage, lien, pledge, encumber, sell or transfer or otherwise dispose of the Property or any interest therein, including, without limitation, any air or development rights related to the Property.

9.2          Maintain Insurance.  From and after the date hereof and prior to the Closing, Seller shall pay all required premiums and not take or permit any action that would result in the cancellation, termination or suspension of any of the property, casualty and liability insurance policies described on Schedule 9.2 hereof (the “Insurance Policies”).

9.3          Notices of Violation; Other Notices.  Seller shall promptly notify Purchaser of, and shall promptly deliver to Purchaser a copy of, any notice Seller or any affiliate of Seller may receive or send, from and after the date hereof and prior to the Closing, from or to any governmental authority, concerning a violation of laws at the Property. Seller shall promptly notify Purchaser of, and shall deliver to Purchaser a copy of any notice Seller shall receive prior to the Closing, with respect to any material litigation, arbitration, proceeding or administrative procedure with any person or entity which affects the Property.

9.4          Permits and Licenses.  Except as required pursuant to the terms of any permit or license or as otherwise required by any Governmental Authority, Seller will not amend, modify cancel or rescind any of the permits and licenses prior to the Closing Date. For purposes of this Agreement, the term “Governmental Authority” means the United States, the State, County and City of New York, and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing which has or is asserting jurisdiction over any of the parties hereto or over any of the Property.

9.5          Casualty and Condemnation.  Seller shall promptly deliver to Purchaser notice of any fire or other casualty occurring at the Property between the date hereof and the date of Closing and of which Seller has actual knowledge. Seller shall promptly deliver to Purchaser notice of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

9.6          Leases.  Seller shall not enter into any leases, licenses or other occupancy agreements with respect to the Property.

9.7          Zoning; Landmarks.  Seller shall not change or submit any application to change the current zoning or legal use of the Property. Seller shall not contact the New York City Landmarks Preservation Commission regarding the Improvements and shall not take any affirmative action in connection with a proposed designation of the Improvements for landmark status including, without limitation, responding to any inquiries from the New York City Landmarks Preservation Commission or their agents and representatives, other than to object to any such designation.

9.8          Subdivision.

9.8.1          The provisions of Section 9.8 of that certain Purchase and Sale Agreement dated as of October 7, 2015 (as amended, the “Other PSA”) between Seller and Havemeyer Owner LLC, as successor-by-assignment to Purchaser (“Purchaser’s Affiliate”), with respect to the real property and improvements located at Block 2447, Lots 13, 19, 35, 41 and 135, in Kings County, New York, shall be deemed amended hereby such that Seller shall not be required to pursue the subdivision of Block 2447, Lot 36 into two (2) separate and distinct tax lots as contemplated by Section 9.8 of the Other PSA; provided, however, that in the event that this Agreement is terminated as a result of Seller’s default hereunder, then the deemed amendment of the Other PSA described in this Section 9.8.1 shall be void. Purchaser’s Affiliate has countersigned this Agreement to evidence such amendment to the Other PSA and shall be a third party beneficiary of this Section 9.8.

9.8.2          The provisions of this Section 9.8 shall survive until the expiration of the term of the Stipulation.

9.9          Cornice.  From and after the Closing, none of Purchaser nor the purchaser under the Other PSA shall have any remaining obligations pursuant to Section 9.10 of the Other PSA. The purchaser under the Other PSA shall be a third-party beneficiary under this Section 9.10. This Section 9.9 shall survive the Closing.

9.10        Cooperation. Nothing herein shall limit, prohibit or restrict Purchaser from submitting and pursuing an application for an ALT-1, ALT-2 or similar permit from the New York City Department of Buildings with respect to work to be performed on the Property and Seller shall cooperate with Purchaser in all reasonable respects in connection therewith; provided, that (i) such cooperation shall be at no material cost or expense to Seller and (ii) in no event shall Purchaser have the right to perform any work contemplated by such permit.

ARTICLE X

CLOSING CONDITIONS

10.1        Conditions to Obligations of Seller.

10.1.1        The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Seller in writing at or prior to Closing in Seller’s sole and absolute discretion.

(a)         All representations and warranties of Purchaser contained in Article VIII of this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(b)         Purchaser shall have delivered the documents and instruments required to be delivered by Purchaser pursuant to Section 11.3 of this Agreement.

(c)         No order, writ, injunction or decree (collectively, “Order”) shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no requirement of any Governmental Authority shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property; provided that if any of the foregoing shall be in effect as a direct or indirect result of Seller’s acts or omissions taken or omitted by Seller with the intention of preventing the Closing, the failure of Seller to close by reason any of the foregoing shall constitute a default by Seller hereunder, entitling Purchaser to all rights and remedies of Purchaser provided under Section 13.1 hereof.

10.1.2        Subject to Article XII and Section 3.2, in the event Seller shall elect not to close due to the failure of any one or more of the conditions precedent to Seller’s obligation to sell set forth in this Section 10.1 which has not been waived by Seller in writing in Seller’s sole and absolute discretion and which failure was caused by a default by Purchaser of its obligations hereunder which entitles the Seller to the Deposit and Interest pursuant to Article XIII, Seller shall so notify Purchaser and Escrow Agent no later than the day of Closing in writing specifying the unfulfilled conditions, and, subject to the provisions of Section 3.2.5, Escrow Agent shall deliver the Deposit and Interest to Seller, and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations (as hereinafter defined)).

10.2        Conditions to Obligations of Purchaser.

10.2.1        The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at or prior to Closing in the Purchaser’s sole and absolute discretion.

(a)         Reserved;

(b)         Seller shall have delivered the documents and instruments required to be delivered by Seller pursuant to Section 11.1 of this Agreement.

(c)         No Order shall have been entered and be in effect by any court of competent jurisdiction or any authority, and no requirement of any Governmental Authority shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby or the current use of the Property; provided, that if any of the foregoing shall be in effect as a direct or indirect result of Purchaser’s acts or omissions taken or omitted by Purchaser with the intention of preventing the Closing, the failure of Purchaser to close by reason of any of the foregoing shall constitute a default by Purchaser hereunder, entitling Seller to all rights and remedies of Seller provided under Section 13.2 hereof.

(d)         Title to the Property shall be delivered to Purchaser subject only to the Permitted Exceptions.

10.2.2        Subject to Article XII and Section 3.2 and further subject to Seller’s right to adjourn the Closing hereunder, in the event Purchaser shall elect not to close due to the failure of any one or more of the conditions precedent to Purchaser’s obligation to consummate the transaction set forth in this Section 10.2 which has not been waived by Purchaser in writing in Purchaser’s sole and absolute discretion, Purchaser shall so notify Seller and Escrow Agent no later than the day of Closing in writing specifying the unfulfilled conditions, and, except as otherwise provided in Article XIII, Escrow Agent shall deliver the Deposit to Purchaser and this Agreement shall terminate, and neither party shall have any further obligation under this Agreement (except the Surviving Termination Obligations).

ARTICLE XI

CLOSING

11.1        Seller’s Closing Obligations. Seller shall execute, acknowledge (where applicable) and deliver or cause to be delivered to Purchaser at Closing the following:

11.1.1        A bargain and sale deed without covenants in the form of Exhibit D-1 attached hereto, conveying to Purchaser Seller’s right, title and interest in the Real Property, subject only to the Permitted Exceptions (the “Deed”);

11.1.2        A general assignment in the form of Exhibit D-2, conveying to Purchaser Seller’s right, title and interest in the Intangible Property (the “Assignment”);

11.1.3        Reserved;

11.1.4        The following items to the extent in Seller’s possession, or under Seller’s control: (i) keys for all entrance doors to the Property and (ii) all warranties, guaranties, operating reports, permits, licenses, files, drawings, plans and specifications relating to the Property and other materials related to the ownership or operation of the Property;

11.1.5        A certificate substantially in the form of Exhibit F attached hereto certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

11.1.6        A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP-584) (together, the “Transfer Tax Returns”), each duly signed by Seller, together with the payment of the amount of the Transfer Taxes, if any, due in connection with the transactions contemplated hereunder, in each case by delivery to Purchaser’s Title Company of a certified check payable to the order of the Commissioner of Finance in the amount of the Transfer Tax due to New York City and a certified check payable to the order of the New York State Department of Taxation and Finance in the amount of the Transfer Tax due to New York State (unless Seller elects to have Purchaser make such payments with a credit against the Purchase Price, in which case such payments shall be so made by Purchaser);

11.1.7        (a) Evidence reasonably satisfactory to Purchaser and Purchaser’s Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so, and (b) an Owner’s Affidavit in the form of Exhibit C attached hereto (with such changes as necessary for Purchaser’s Title Company to omit any title objections which Seller is obligated or elects to discharge and/or satisfy hereunder);

11.1.8        A lease, executed by Tenant, in the form attached hereto as Exhibit I (the “Lease”), together with the payment of any security deposit required thereunder; provided, however, that Seller may elect to not enter into the Lease by giving Purchaser notice of such election at least ninety (90) days prior to the Closing, in which event Seller and Purchaser shall apportion the Purchase Price, as provided in Section 21.6 of the Lease, as of the Closing Date;

11.1.9        Provided Tenant has elected to enter into the Lease, a Surrender Agreement (and the annexed Stipulation and Notice of Petition Holdover) executed by Landlord (where applicable) and Tenant, in the form attached hereto as Exhibit J (the “Stipulation”); and

11.1.10      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

11.2        Intentionally Omitted.

11.3        Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

11.3.1        The Balance of the Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds;

11.3.2        Purchaser shall duly execute, acknowledge (as appropriate) and deliver to Seller at Closing:

(a)         a declaration of restrictions, executed by Purchaser for the benefit of Seller, in the form attached hereto as Exhibit L (the “Declaration of Restrictions”);

(b)         the Lease and the Stipulation, if applicable; and

(c)         the Transfer Tax Returns.

11.3.3        Evidence reasonably satisfactory to Seller’s and Purchaser’s Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so;

11.3.4        A certificate in the form of Exhibit K attached hereto (“Purchaser’s Representation Certificate”), indicating that the representations and warranties of Purchaser set forth in Article VIII are true and correct on the Closing Date, or, if there have been changes, describing such changes; and

11.3.5        Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XII

RISK OF LOSS

12.1        Casualty.  If all or any part of the Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, whether or not such damage affects a material part of the Property, then neither party shall have the right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage. In such event, Seller shall be entitled to retain all casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction.

12.2        Condemnation.

12.2.1        If, prior to the Closing Date, any part of the Property is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Property of its intention to take, by eminent domain proceeding, any part of the Property (a “Taking”), then:

(a)         if such Taking results in a decrease of 10% or less of the floor area development rights currently existing with respect to the Property, as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 12.2.2 below), then neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate the transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable out of pocket expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking, and Purchaser shall reimburse Seller for the reasonable out of pocket expenses incurred by Seller in connection with such Taking at the time of Purchaser’s receipt of any such award or other proceeds.

(b)         if such Taking results in a decrease of more than 10% of the floor area development rights currently existing with respect to the Property, as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 12.2.2 below), then Purchaser shall have the option, exercisable within thirty (30) days after receipt of notice of such Taking (but in any event prior to the Closing Date), time being of the essence, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit and Interest shall be returned to Purchaser, and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (b) shall occur and Purchaser shall not have timely elected to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable out of pocket expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser, an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking, and Purchaser shall reimburse Seller for the reasonable out of pocket expenses incurred by Seller in connection with such Taking at the time of Purchaser’s receipt of any such award or other proceeds. Seller shall not compromise or settle any claim without Purchaser’s prior written consent (which shall not be unreasonably withheld).

12.2.2        Any disputes under this Article XII as to whether the Taking results in a decrease of 10% or less of the floor area development rights currently existing with respect to the Property shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Seller and Purchaser fail to agree on an arbitrator within five (5) days after a dispute arises, then either party may request The Real Estate Board of New York, Inc. to designate an arbitrator. Such arbitrator shall be an independent architect or appraiser (as applicable) having at least ten (10) years of experience in the construction of, or valuation of, office buildings in Brooklyn. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

12.3        General Obligations Law.  The provisions of this Article XIII are intended to supersede those of Section 5-1311 of the General Obligations Law of New York.

ARTICLE XIII

DEFAULT

13.1        Default by Seller.  If Seller shall default in the performance of any of its obligations to be performed by Seller on or prior to the Scheduled Closing Date in any material respect, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit and Interest accrued thereon from the Escrow Agent in accordance with the terms and provisions of Section 3.2 hereof, and in such event, Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations or (ii) enforce specific performance of Seller’s obligations under this Agreement, provided that any action for specific performance shall be commenced within one hundred twenty (120) days after the Scheduled Closing Date. Notwithstanding the foregoing, from and after the Closing, nothing contained in this Section 13.1 shall limit Purchaser’s remedies at law or in equity as to the Surviving Termination Obligations.

13.2        Default by Purchaser.  If (i) Purchaser shall default in the payment of the Additional Deposit, or (ii) Purchaser shall default in the payment of the Purchase Price or in the performance of its obligations to be performed on the Scheduled Closing Date in any material respect, then Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore, Purchaser and Seller hereby agree a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property is and shall be, as Seller’s sole and exclusive remedy (whether at law or in equity), a sum equal to the Deposit and Interest. Upon such default by Purchaser and failure to close as required hereunder, Seller shall have the right to receive the Deposit and Interest from the Escrow Agent, in accordance with the terms and provisions of Section 3.2 hereof, as its sole and exclusive remedy, and thereupon, this Agreement shall terminate, and neither Seller nor Purchaser shall have any further rights or obligations hereunder except with respect to the Surviving Termination Obligations. THE AMOUNT OF THE DEPOSIT AND INTEREST SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH DEFAULT, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREBY EXPRESSLY WAIVED BY SELLER.

ARTICLE XIV

BROKERS

14.1        Brokerage Indemnity.

14.1.1        Seller and Purchaser each represents and warrants to the other that it has not dealt or negotiated with any broker in connection with the sale of the Property as provided by this Agreement.

14.1.2        Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and its and their partners, members, trustees, advisors, officers, and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Purchaser in connection with the transactions contemplated by this Agreement other than Cushman & Wakefield Realty of Manhattan LLC.

14.1.3        Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and its and their partners, members, trustees, advisors, officers and directors, against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have dealt with Seller in connection with the transactions contemplated by this Agreement including, without limitation, Cushman & Wakefield Realty of Manhattan, LLC.

14.1.4        The provisions of this Article XV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

PUBLICATION AND CONFIDENTIALITY

15.1        Publication.  Purchaser and Seller agree that upon execution of this Agreement and at Closing, neither party shall issue a press release or make any public statements with respect to this Agreement and the transactions contemplated hereby, except that Seller shall be permitted to make such filings regarding this Agreement and the transactions contemplated hereby solely to the extent required by law or requirements of the Securities and Exchange Commission. Seller shall request that Seller’s broker, Cushman & Wakefield Realty of Manhattan, LLC, not issue a press release or make any public statements with respect to this Agreement and the transactions contemplated hereby.

15.2        Confidentiality.  Purchaser shall not disclose the terms of this Agreement or the transactions contemplated hereby or any non-public information received in connection therewith to any third party, except, Purchaser’s lawyers, investors, consultants, accountants, mortgage brokers, and lenders, all actual or prospective, and affiliates who are instructed to keep such information confidential in accordance with the terms hereof who need to know such terms or are otherwise compelled by law or judicial mandate.

ARTICLE XVI

RESERVED

ARTICLE XVII

MISCELLANEOUS

17.1        Notices. Any and all notices, requests, demands or other communications hereunder shall be given in writing and by hand delivery, by electronic delivery (portable document format) (with confirmation of electronic mail by electronic receipt or reply email), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Seller:

The Dime Savings Bank of Williamsburgh
209 Havemeyer Street
Brooklyn, New York 11211
Attention: Michael Pucella
Email: mpucella@dime.com

With a copy to:

The Dime Savings Bank of Williamsburgh
209 Havemeyer Street
Brooklyn, New York 11211
Attention: Charles Terrasi
Email: cterrasi@dime.com

And to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Marco P. Caffuzzi, Esq.
Email: marco.caffuzzi@skadden.com

To Purchaser:

Havemeyer Owner BB LLC
27 W 24th St., Suite 702
New York, NY 10010
Attention: Nicholas Silver
Email: nsilvers@tavroscapital.com

With a copy to:

Szenberg & Okun PLLC
152 West 57th Street, 22nd Fl
New York, NY 10019
Attention: Jacob Okun, Esq.
Email: jacob.okun@szenok.com

To Escrow Agent:

Title Associates, a division of Stewart Title Insurance Company
825 Third Avenue, 30th Floor
New York, NY 10022
Attn: Jack Foley
Email: jfoley@titleassociates.com

Purchaser’s counsel may give any notices or other communications hereunder on behalf of Purchaser, and Seller’s counsel may give any notices or other communications hereunder on behalf of Seller, and each notice so given shall have the same force and effect as if sent by such party. Any notice hereunder shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. The inability to deliver a notice because of a changed address of which proper notice was not given shall be deemed a refusal of such notice.

17.2        Governing Law; Venue.

17.2.1        This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement, and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

17.2.2        To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each party hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

17.3        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such Saturday, Sunday or legal holiday. As used herein, (i) the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the State of New York and (ii) the term “Business Day” means any weekday of Monday through Friday which is not a legal holiday.

17.5        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.6        Binding Effect.  This Agreement shall not become a binding obligation upon Seller or Purchaser unless and until the same has been fully executed by both Purchaser and Seller and a fully executed counterpart has been delivered by Seller to Purchaser

17.7        Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

17.8        Assignment. This Agreement may not be assigned by Purchaser and any assignment or attempted assignment by Purchaser shall constitute a default hereunder and shall be deemed null and void and of no force or effect. A transfer of the controlling direct or indirect ownership interests of Purchaser shall constitute an assignment of this Agreement. Notwithstanding the foregoing, this Agreement may be assigned by Purchaser without Seller’s consent to any entity (i) in which Purchaser, Arel Capital or any of their principals own an economic interest and (ii) which is controlled by Purchaser, Arel Capital or any of their principals. A copy of any assignment of this Agreement permitted hereunder, together with an agreement of the assignee assuming all of the terms and conditions of this Agreement to be performed by Purchaser in form reasonably satisfactory to counsel for Seller, shall be delivered to the attorneys for Seller prior to the Closing, and in any event no such assignment shall relieve Purchaser from its obligations under this Agreement nor result in a delay in the Closing. In the event Purchaser assigns this Agreement as permitted hereunder, all representations and warranties and covenants and obligations of Purchaser hereunder shall apply with equal force to such assignee. For purposes of this Section 17.8, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting stock, by contract or otherwise.

17.9        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10      Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their respective agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing and signed by the party benefited by the applicable provision.

17.11      Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless and to the extent that the invalidation of any such term or provision materially alters the intent of the parties hereto.

17.12      Survival.  Except for those provisions of this Agreement which expressly provide that any obligation, representation, warranty or covenant contained therein shall survive the Closing or the termination of this Agreement (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Balance of the Purchase Price.

17.13      Exhibits.  Each of the Exhibits and Schedules attached hereto are incorporated herein by reference.

17.14      Limitation of Liability.  The obligations of Seller and Purchaser are intended to be binding only on Seller and Purchaser and each of such party’s assets (including, with respect to Purchaser, the Deposit), and shall not be personally binding upon, nor shall any resort be had to, any of the members, partners, officers, directors, shareholders, advisors, trustees, agents, or employees of Seller or Purchaser, or any of their respective affiliates or any of their respective properties.

17.15      Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow and any claims for a breach of representation), the nonprevailing party in any final judgment agrees to pay the other party’s reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, such fees and expenses expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16      Real Estate Reporting Person.  Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file a Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

17.17      No Recording.  Except in connection with an action for specific performance, neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18      No Other Parties.  This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, except the parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

17.19      Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.20      Cooperation.  (a) Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Purchaser shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Purchaser’s counsel, and otherwise assist and cooperate with Seller in effecting such exchange; provided that: (i) any costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller; (ii) Seller shall indemnify and hold harmless Purchaser from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Purchaser in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Purchaser’s prior written consent. Seller, in its discretion, may adjourn the Closing Date for up to thirty (30) days in the aggregate, in order to effect such exchange.

(b)         Purchaser shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Purchaser (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Seller shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Seller’s counsel, and otherwise assist and cooperate with Purchaser in effecting such exchange; provided that: (i) any costs and expenses incurred by Seller as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Purchaser; (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Seller in effecting the exchange contemplated hereby; and (iii) such exchange shall not result in any delay in closing the transaction without Seller’s prior written consent.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

THE DIME SAVINGS BANK OF WILLIAMSBURGH

By:	/s/ Michael Pucella
Name: Michael Pucella
Title: EVP & CAO

Signature Page – Purchase and Sale Agreement

PURCHASER:

HAVEMEYER OWNER BB LLC

By:	/s/ Nicholas Silvers
Name:	Nicholas Silvers
Title:	Authorized Signatory

PURCHASER'S AFFILIATE
(for the purposes of section 9.8 hereof):

HAVEMEYER OWNER BB LLC

By:	/s/ Nicholas Silvers
Name:	Nicholas Silvers
Title:	Authorized Signatory

Signature Page – Purchase and Sale Agreement

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

STEWART TITLE INSURANCE COMPANY

By:	/s/ Deborah M. Voytovich
Name:	Deborah M. Voytovich
Title:	V.P. & Underwriting Counsel

Signature Page – Purchase and Sale Agreement